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                                                                      EXHIBIT 11

                              MEDAPHIS CORPORATION

     COMPUTATION OF PRIMARY AND FULLY DILUTED PRO FORMA EARNINGS PER SHARE
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ----------------------------
DESCRIPTION                                                       1997            1996
-----------                                                   ------------    ------------
                                                              (AS RESTATED    (AS RESTATED
                                                              SEE NOTE 8)     SEE NOTE 8)
Weighted average shares outstanding during the period.......     72,235          70,434
Shares issuable upon assumed exercise of stock options, less amounts assumed repurchased under the treasury stock
  method....................................................         --           5,270
                                                                -------         -------
Total weighted average common stock and common stock
  equivalents outstanding during the period.................     72,235          75,704
                                                                =======         =======
Pro forma net income (loss).................................    $(3,064)        $ 9,424
                                                                =======         =======
Pro forma net income (loss) per common share................    $ (0.04)        $  0.12
                                                                =======         =======
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